Exhibit 99.1

Sunrun Reports Second Quarter 2022 Financial Results

Surging demand drives all-time record sales activity week in July
33% year-over-year growth in Solar Energy Capacity Installed in Q2
Customer Additions of 34,403 in Q2, bringing total Customers to 724,177, 21% year-over-year growth in Customers
Guidance reiterated for full year, including rapid growth and expanding Net Subscriber Values
Annual Recurring Revenue of $917 Million with Average Contract Life Remaining of 17.6 years
Net Earning Assets of $4.6 billion, including $863 million in Total Cash
Networked Solar Energy Capacity now over 5 Gigawatts

SAN FRANCISCO, August 3, 2022 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, battery storage and energy services, today announced financial results for the quarter ended June 30, 2022.

“Sunrun is in a great position to lead the charge for Americans to achieve a more affordable, independent and resilient clean energy future,” said Mary Powell, Sunrun’s Chief Executive Officer. “We are laser focused on growing faster, better and stronger as we streamline how we deliver a world class experience for our customers while continuing to provide new product and technology offerings our customers can use to enrich and empower their lives with their own clean, abundant energy. The proposed legislation currently being evaluated by Congress would turbocharge the transition we are facilitating for customers to a more secure, comfortable and affordable way to power their lives.”

“The Sunrun team continues to execute well, delivering significant growth in installations that exceeded our guidance,” said Danny Abajian, Sunrun’s Chief Financial Officer. “The adjustments we made to our offerings in response to higher input and capital costs earlier this year have been received well, and these changes are partially reflected in our higher Net Subscriber Value during Q2 and our outlook is for even higher Net Subscriber Value in Q3.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 77 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $194 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior energy experience and more affordable electric service, we are quickly amassing one of the largest networks of storage capacity which will position us to also serve the $125 billion annual market for utility capex. This dispatchable set of resources offers greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•Sunrun today announced the launch of its new Level 2 electric vehicle (EV) charger to complement the Company’s home energy management solutions as customers electrify their homes and transportation. With 80% of EV charging done at home and utility energy rates jumping nearly 14% across the nation, Sunrun's new EV charger helps the company advance its mission to deliver energy independence, cost savings and energy stability to all Americans by enabling customers to power their vehicles at home with abundant and affordable solar energy. Available in September in select California, New Jersey, and Vermont markets, the charger will be rolled out to all Sunrun markets by year end as an optional add-on with options for bundling with a Sunrun home solar-plus-battery system for significant savings.

Exhibit 99.1

•Yesterday, Sunrun announced an exclusive agreement with SPAN, making the company’s smart home electric panels available to residents in Puerto Rico. The offering is available exclusively through Sunrun and Sunrun’s partners in Puerto Rico, further differentiating our offering. Still recovering from the devastating effects of Hurricane Maria, Puerto Rico’s fragile electricity grid remains prone to unexpected power outages and protracted blackouts. With this partnership and state-of-the-art innovation, residents can shift power supply to different uses throughout the home during an outage by controlling where and how backup power is used through fully customizable power circuit controls, which can extend backup time during an outage by up to 40%. This technology also provides Sunrun with an even more sophisticated ability to control and dispatch energy back to the grid during times of high stress, if called upon by grid operators. Sunrun entered Puerto Rico in 2018 and has quickly become one of the island’s largest providers of residential solar energy and battery systems. Sunrun will start offering SPAN smart home electric panels alongside its solar-plus-battery offering this month.
•Sunrun has now installed over 42,000 solar and battery systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and battery systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun expects battery installations to grow at a rapid rate in the coming quarters although current supply constraints and long cycle times are resulting in lower attachment rates than previously forecasted. As supply constraints ease and lead times are reduced, Sunrun expects attachment rates of batteries to increase materially from current levels.
•Channel partners are selecting Sunrun and deriving significant value from our platform. In Q2, we continued partner onboarding which resulted in a record install quarter for many of our key channel partners. We continue to expect 2022 to be another record year for our channel partner business.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power has officially launched and Sunrun is taking orders for the installation of the 80-amp Ford Charge Station Pro and the Home Integration System, along with providing options for solar and battery systems. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun. Customers interested in combining Ford Charge Station Pro and/or Home Integration System installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing. Hundreds of orders have already been placed and we have started conversations with over a thousand additional potential customers as they approach delivery of their Ford F-150 Lightning vehicles. Approximately two-thirds of customers placing orders are opting for the advanced bidirectional power flow and home backup capabilities. Based on initial numbers, we are seeing over 10% uptake of bundling solar at the same time as the installation of a Home Integration System. Sunrun has already installed several systems and expects to install thousands more in the coming months. Earlier this year, Ford announced that they have exceeded 200,000 reservations and also announced plans to nearly double production of the all-electric F-150 Lightning to 150,000 units annually by 2023 due to high customer demand.
•The venture we co-established with SK E&S (and affiliates) continues to make progress and expects to unveil a disruptive suite of products and services by the end of 2022 with commercialization expected this year or early 2023. Sunrun currently owns approximately 37% of the venture and has preferential access to the technology being developed. Sunrun expects the innovative and differentiated products and services will accelerate Sunrun’s business and expand the customer value proposition considerably. The venture was initially established in July

Exhibit 99.1

2020 to conduct research and development activities to accelerate the adoption of renewables, the electrification of homes, and the transition to a connected and distributed energy system.
•Streamlining permitting and interconnection processes present an opportunity to accelerate the adoption of solar and storage by reducing 'soft costs' and improving a homeowner's experience. Sunrun was a founding member of a coalition to develop an industry-wide web-based solar permitting tool called SolarAPP+, which seeks to reduce these costs and deliver a better customer experience. As of today, more than 8,300 PV permits and more than 560 PV and Battery permits have been processed through SolarAPP+ across the residential solar industry, which has saved an estimated 83,000 working days of permitting time. Additionally, on June 1, 2022, the California Energy Commission launched a one-year grant program with $20 million in funding for AHJs to adopt SolarAPP+. Grants will fund a broad range of costs and will range from $40,000 to $100,000 depending on city or county population density.
•Our business development and policy teams are actively educating more utilities and grid operators on the valuable services that networked distributed energy resources can provide. Sunrun has forged 12 virtual power plant opportunities and has $75 million in expected revenue from grid service opportunities that have been awarded or are in the pipeline. These opportunities provide incremental recurring revenue and offer an enhanced customer value proposition while also further differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market. Increasingly, utilities and their regulators are seeing the value in fast-to-market solar and battery systems to solve peak energy needs and to replace the void from retiring fossil fuel power plants.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•Sunrun is committed to building a diverse and inclusive workforce to best meet the needs of our customers. In Q2 we were recognized by Comparably in three categories: Best CEO for Women, Best CEO for Diversity and Best Career Growth. These achievements represent feedback from our current employees and are a testament to intentional efforts to make sure employees feel valued, motivated, and empowered to contribute to our success.
•To ensure our future workforce best reflects our customers and the communities where we operate, we've implemented new requirements that include diverse interview panels for director level and above roles and requiring a diverse slate of candidates for all equity eligible roles. We're also leveraging technology to assist with writing more inclusive job descriptions and social media posts for recruitment marketing.
•The solar systems we deployed in Q2 are expected to prevent the emission of 5.3 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 3.2 million metric tons of CO2.

Key Operating Metrics

In the second quarter of 2022, Customer Additions were 34,403, including 25,339 Subscriber Additions. As of June 30, 2022, Sunrun had 724,177 Customers, including 614,280 Subscribers. Customers grew 21% in the second quarter of 2022 compared to the second quarter of 2021.

Annual Recurring Revenue from Subscribers was $917 million as of June 30, 2022. The Average Contract Life Remaining of Subscribers was 17.6 years as of June 30, 2022.

Subscriber Value was $38,712 in the second quarter of 2022 while Creation Cost was $30,802. Net Subscriber Value was $7,910 in the second quarter of 2022, an increase from $7,141 in the first quarter of 2022. Total Value Generated was $200 million in the second quarter of 2022.

Exhibit 99.1

Gross Earning Assets as of June 30, 2022 were $10.8 billion. Net Earning Assets were $4.6 billion, which includes $863 million in total cash, as of June 30, 2022.

Solar Energy Capacity Installed was 246.5 Megawatts in the second quarter of 2022. Solar Energy Capacity Installed for Subscribers was 181.9 Megawatts in the second quarter of 2022.

Networked Solar Energy Capacity was 5,136 Megawatts as of June 30, 2022. Networked Solar Energy Capacity for Subscribers was 4,385 Megawatts as of June 30, 2022.

Outlook

Management continues to expect Solar Energy Capacity Installed growth to be 25% or greater for the full-year 2022.

Total Value Generated is expected to be substantially greater than $900 million for the full year 2022. Net Subscriber Value is expected to be above $10,000 in Q3 and Q4.

For the third quarter, management expects Solar Energy Capacity Installed to be in a range between 250 and 260 Megawatts.

Second Quarter 2022 GAAP Results

Total revenue was $584.6 million in the second quarter of 2022, up $183.4 million, or 46%, from the second quarter of 2021. Customer agreements and incentives revenue was $259.9 million, an increase of $40.4 million, or 18%, compared to the second quarter of 2021. Solar energy systems and product sales revenue was $324.7 million, an increase of $143.0 million, or 79%, compared to the second quarter of 2021.

Total cost of revenue was $495.0 million, an increase of 50% year-over-year. Total operating expenses were $739.9 million, an increase of 36% year-over-year.

Net loss attributable to common stockholders was $12.4 million, or $0.06 per share, in the second quarter of 2022.

Financing Activities

As of August 3, 2022, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 360 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the second quarter of 2022.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2022 results and business outlook at 1:30 p.m. Pacific Time today, August 3, 2022. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Exhibit 99.1

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, and expectations in 2022 and beyond, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in the Company’s business strategies, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing, anticipated, or potential impacts of the COVID-19 pandemic and its variants; expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), anticipated emissions reductions due to utilization of the Company’s solar systems; and factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, act of war, terrorism, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates; volatile or rising interest rates; changes in policies and regulations, including net metering and interconnection limits, or caps and licensing restrictions; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; the impact of COVID-19 and its variants on the Company’s operations; the successful integration of Vivint Solar; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electricification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	June 30, 2022	December 31, 2021

Assets
Current assets:
Cash	$522,460	$617,634
Restricted cash	340,520	232,649
Accounts receivable, net	216,824	146,037
Inventories	547,419	506,819
Prepaid expenses and other current assets	83,150	44,580
Total current assets	1,710,373	1,547,719
Restricted cash	148	148
Solar energy systems, net	10,178,767	9,459,696
Property and equipment, net	61,728	56,886
Intangible assets, net	10,209	12,891
Goodwill	4,280,169	4,280,169
Other assets	1,559,208	1,125,743
Total assets	$17,800,602	$16,483,252
Liabilities and total equity
Current liabilities:
Accounts payable	$259,201	$288,108
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	36,461	31,582
Accrued expenses and other liabilities	347,696	364,136
Deferred revenue, current portion	131,969	111,739
Deferred grants, current portion	8,284	8,302
Finance lease obligations, current portion	11,597	10,901
Non-recourse debt, current portion	188,263	190,186
Pass-through financing obligation, current portion	7,527	7,166
Total current liabilities	990,998	1,012,120
Deferred revenue, net of current portion	809,142	761,872
Deferred grants, net of current portion	201,957	206,615
Finance lease obligations, net of current portion	13,975	11,314
Convertible senior notes	391,739	390,618
Line of credit	550,967	211,066
Non-recourse debt, net of current portion	6,471,975	5,711,020
Pass-through financing obligation, net of current portion	308,785	314,231
Other liabilities	145,769	190,056
Deferred tax liabilities	102,654	101,753
Total liabilities	9,987,961	8,910,665
Redeemable noncontrolling interests	639,740	594,973
Total stockholders’ equity	6,346,680	6,254,736
Noncontrolling interests	826,221	722,878
Total equity	7,172,901	6,977,614
Total liabilities, redeemable noncontrolling interests and total equity	$17,800,602	$16,483,252

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Customer agreements and incentives	$259,886	$219,474	$469,578	$394,070
Solar energy systems and product sales	324,694	181,692	610,786	341,890
Total revenue	584,580	401,166	1,080,364	735,960
Operating expenses:
Cost of customer agreements and incentives	202,554	177,339	404,339	337,616
Cost of solar energy systems and product sales	292,479	151,588	542,323	285,670
Sales and marketing	187,428	144,599	362,354	270,712
Research and development	6,139	5,150	12,396	11,022
General and administrative	49,946	62,916	93,027	148,546
Amortization of intangible assets	1,341	1,343	2,682	2,688
Total operating expenses	739,887	542,935	1,417,121	1,056,254
Loss from operations	(155,307)	(141,769)	(336,757)	(320,294)
Interest expense, net	(103,045)	(74,999)	(195,299)	(149,269)
Other income (expenses), net	51,873	(11,553)	165,831	22,794
Loss before income taxes	(206,479)	(228,321)	(366,225)	(446,769)
Income tax expense (benefit)	3,277	(14,912)	—	(29,038)
Net loss	(209,756)	(213,409)	(366,225)	(417,731)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(197,330)	(172,165)	(266,021)	(352,698)
Net loss attributable to common stockholders	$(12,426)	$(41,244)	$(100,204)	$(65,033)
Net loss per share attributable to common stockholders
Basic	$(0.06)	$(0.20)	$(0.48)	$(0.32)
Diluted	$(0.06)	$(0.20)	$(0.48)	$(0.32)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	211,128	204,378	210,474	203,475
Diluted	211,128	204,378	210,474	203,475

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating activities:
Net loss	$(209,756)	$(213,409)	$(366,225)	$(417,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	107,126	95,190	213,236	187,145
Deferred income taxes	3,277	(14,563)	—	(28,689)
Stock-based compensation expense	26,653	43,463	65,872	121,492
Interest on pass-through financing obligations	5,047	5,452	10,057	10,846
Reduction in pass-through financing obligations	(9,872)	(10,939)	(19,698)	(21,158)
Unrealized gain on derivatives	(57,534)	11,095	(123,716)	(35,395)
Other noncash items	34,678	17,848	6,505	35,887
Changes in operating assets and liabilities:
Accounts receivable	(22,234)	(40,048)	(79,466)	(72,359)
Inventories	8,527	(51,651)	(40,600)	(58,378)
Prepaid and other assets	(36,557)	(97,088)	(173,400)	(185,557)
Accounts payable	(134,922)	50,818	(34,497)	52,297
Accrued expenses and other liabilities	47,905	4,584	20,125	18,697
Deferred revenue	39,810	29,131	67,546	37,139
Net cash used in operating activities	(197,852)	(170,117)	(454,261)	(355,764)
Investing activities:
Payments for the costs of solar energy systems	(520,365)	(394,527)	(940,995)	(751,539)
Purchase of equity method investment	—	—	(75,000)	—
Purchases of property and equipment, net	2,168	(5,473)	(4,303)	(5,512)
Net cash used in investing activities	(518,197)	(400,000)	(1,020,298)	(757,051)
Financing activities:
Proceeds from line of credit	290,967	217,283	780,967	424,979
Repayment of line of credit	(210,000)	(180,196)	(441,066)	(438,356)
Proceeds from issuance of convertible senior notes, net of capped call transaction			—	371,998
Proceeds from issuance of non-recourse debt	932,278	326,399	1,385,978	758,032
Repayment of non-recourse debt	(541,018)	(32,386)	(624,603)	(325,795)
Payment of debt fees	(22,018)	(13,517)	(30,589)	(28,877)
Proceeds from pass-through financing and other obligations	2,351	2,812	4,262	5,298
Payment of finance lease obligations	(3,477)	(3,050)	(6,776)	(6,137)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	301,258	328,297	531,751	575,990
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(49,086)	(41,821)	(100,331)	(89,734)
Acquisition of noncontrolling interests	—	—	(30,173)	(4,195)
Net proceeds related to stock-based award activities	15,307	10,466	17,836	19,007
Net cash provided by financing activities	716,562	614,287	1,487,256	1,262,210
Net change in cash and restricted cash	513	44,170	12,697	149,395
Cash and restricted cash, beginning of period	862,615	813,433	850,431	708,208
Cash and restricted cash, end of period	$863,128	$857,603	$863,128	$857,603

Exhibit 99.1

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our fillings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 5% unlevered discount rate (weighted average cost of capital or “WACC”) to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended June 30, 2022
Customer Additions	34,403
Subscriber Additions	25,339
Solar Energy Capacity Installed (in Megawatts)	246.5
Solar Energy Capacity Installed for Subscribers (in Megawatts)	181.9

In-period value creation metrics:	Three Months Ended June 30, 2022
Subscriber Value Contracted Period	$35,315
Subscriber Value Renewal Period	$3,397
Subscriber Value	$38,712
Creation Cost	$30,802
Net Subscriber Value	$7,910
Total Value Generated (in millions)	$200

In-period environmental impact metrics:	Three Months Ended June 30, 2022
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.2
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	5.3

Exhibit 99.1

Period-end metrics:	June 30, 2022
Customers	724,177
Subscribers	614,280
Networked Solar Energy Capacity (in Megawatts)	5,136
Networked Solar Energy Capacity for Subscribers (in Megawatts)	4,385
Annual Recurring Revenue (in millions)	$917
Average Contract Life Remaining (in years)	17.6
Gross Earning Assets Contracted Period (in millions)	$7,527
Gross Earning Assets Renewal Period (in millions)	$3,236
Gross Earning Assets (in millions)	$10,763
Net Earning Assets (in millions)	$4,599
Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Exhibit 99.1

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Exhibit 99.1

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Exhibit 99.1

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com